Exhibit 10.7
BUILDING LEASE AGREEMENT

THIS AGREEMENT is made between the Leaser, _Mr. Wu Shuigen___ (hereinafter referred to as “Party A”) and the Lessee, Jiangsu Taicheng Plastic Products Co., Ltd. (hereinafter referred to as “Party B).

Whereas in accordance with pertinent laws and regulations and through amiable consultation, both Parties have reached the following premises and office buildings lease agreement for compliance.

ARTICLE 1 LOCATION, AREA, FUNCTIONS AND USE OF THE LEASED PROPERTIES

1.1
Party A shall lease its office buildings, premises, warehouses, dining rooms and dormitories located at No. 80 Baohua Town Development Zone (hereinafter referred to as “the Leased Properties”) to Party B for Party B’s use. The area covered by the Leased Properties amounts to 8,500 square meters.

1.2	The Lease hereunder shall take the form of charter and the Leased Properties shall be managed by Party B itself.

ARTICLE 2 TERM OF THE LEASE

2.1	The term of the lease shall be three (3) years, from April 1, 2009 to April 1, 2012.

2.2
If required three (3) months prior to the expiry of the lease term and with Party A’s consent, both Parties will conclude a new agreement on matters relating to the Lease. Under the same terms and conditions of lease, Party B shall be entitled to the right of priority.

ARTICLE 3 RENT-FREE PERIOD AND THE DELIVERY OF LEASED PROPERTIES

3.1
The Leases Properties shall be free from rent for one (1) month, from April 1, 2009 to April 30, 2012. The commencement date shall be the day next to the expiry of lease-free period and rents shall be charged from the commencement date on.

3.2
Party A shall, within fifteen (15) days as of the effectuation date of this Agreement, deliver the Leased Properties in the current condition and Party B agrees to rent the Leased Properties and facilities in the present conditions.

ARTICLE 4 BUILDING RENTS AND EXPENSES

4.1	RentsThe rents shall be charged as RMB 6.00 per square meter per month. In case of any change to the rents, the amount mutually negotiated and agreed by both Parties shall prevail.

4.2
Fees for Power Capacity Expansion It is agreed by both Parties that the formalities for power capacity expansion shall be applied and completed by Party A and all the costs and expenses required for the power capacity expansion shall be assumed by Party B.

4.3	Any and all building taxes and land use taxes shall be paid by Party B. Such taxes shall be deducted from the rents.

ARTICLE 5 PAYMENT

5.1
Party B shall, prior to or on the first day of every September pay Party A the rents of that period. Such rents shall be remitted by Party B to the account designated by Party A or be paid by any other method agreed by both Parties in writing.

ARTICLE 6 TRANSFER OF THE LEASED PROPERTIES

6.1
During the lease term, if Party A will transfer all or part of the ownership of the Leased Properties, Party A shall ensure that the transferred shall perform this Agreement. Under the same terms and conditions for transfer, Party B shall be entitled to the right of priority to purchase the Leased Properties.

ARTILCE 7 REPAIRE AND MAINTENANCE OF SPECIAL FACILITIES AND SITES

7.1
During the lease term, Party B shall be entitled to the exclusive use of the facilities attached to the Leased Properties. Party B shall be responsible for the maintenance, annual review, and shall ensure that it return these special facilities in reliable operational condition together with the Leased Properties. Party A shall be entitled to check and supervise thereon.

7.2
Party B shall be responsible for the safe sue and maintenance of the fixtures of the Leased Properties. Any possible breakdown or risk shall be eliminated promptly so as to avoid possible potential danger.

7.3
During the lease term, Party B shall take good care of the Leased Properties. In case of any damage to the Leased Properties due to Party B’s improper use, Party B shall repair at Party B’s own expenses.

ARTICLE 8 PROPERTY MANAGEMENT

8.1
In case of expiry of the lease term or early termination of the Agreement, Party B shall, prior to or on the date of expiry or the date of early termination, clean up the Leased Properties and return them to Party A upon the completion of the move. If Party B fails to tide up the miscellaneous articles, costs and expenses resulting from Party A’s tiding up such miscellaneous articles shall be borne by Party B.

8.2
Party B shall observe the laws of the People’s Republic of China, regulations of this municipality and Party A’s property management rules on the Leased Properties in its use of the Leased Properties. Otherwise, Party B shall assume corresponding liabilities. In case that Party B’s violation of the abovementioned provisions affects the normal operation of other users around the buildings, Party B shall indemnify the losses resulting therefrom.

ARTICLE 9 TERMINATION

9.1
During the lease term, without Party A’s consent, Party B shall not terminate this Agreement in advance. If it is necessary for Party B to have an early termination of this Agreement, the Agreement may be discharged prior to the expiry of the lease term if Party B gives notice to Party B three (3) months in advance and goes through the following procedures: a. to return the Leased Properties to Party A; b. to pay off the rents for the leased period and other expenses arising from and with connection to this Agreement.

ARTICLE 10 EXEMPTION

10.1
In the event that it is impossible for Party A to continue to perform this Agreement due to any change to the government’s laws and regulations on lease, Item 2 of this Article 10 shall be implemented.

10.2
In the event that it is impossible for either Party to perform this Agreement due to serious natural disaster, war or any other unforeseeable, unpreventable and inevitable force majeure event, the Party suffering the foregoing force majeure event shall promptly notify the other Party by post or fax, and shall, within thirty (30) days, provide details of the force majeure event and supporting documents proving that it is impossible to perform all or part of the Agreement, or proving the causes for delayed performance. The supporting documents must be those issued by the notary agency at the place where the force majeure event arises. If it is impossible to obtain the supporting document issued by the notary agency, other effective evidence must be provided. In such case, the Party suffering the force majeure event shall be exempted from liability accordingly.

ARTICLE 11 TERMINATION

Where this Agreement is terminated prior to or on the expiry of the effective lease term and there is no lease renewal agreement reached by both Parties, Party B shall move out of the Leased Properties and return the Leased Properties to Party A. If Party B fails to move out of the Leased Properties and return the Leased Properties within the stipulated time, Party B’s rents payable to Party A shall be doubled, provided that Party A shall be entitled to notify Party B in writing that Party A will not accepted the doubled rents and shall have the right to recover the Leased Properties and compulsorily move the articles inside the leased site out of the Leased Properties without assuming any liability for custody.

ARTICLE 12 RELEVANT TAXES AND DUTIES

In accordance with state and municipal provisions concerned, stamp duties, registration fees and notary fees and other taxes and duties shall be respectively borne by Party A as the Leaser and Party B as the lessee pursuant to provisions concerned. Procedure formalities shall be completed by Party A。

ARTICLE 13 GOVERNING LAW

13.1
Any dispute arising from the performance of this Agreement shall be solved through consultation by both Parties. If there is no agreement reached through consultation, the case may be settled through arbitral proceeding. It is agreed by both Parties that the arbitral institution for the dispute shall be Shenzhen Branch of China International Economic and Trade Arbitration Commission (CIETAC).

13.2	This Agreement shall be governed and construed by the laws of the People’s Republic of China.

ARTICLE 14 OTHER PROVISIONS

14.1	In case of anything uncovered by this Agreement, a supplementary agreement may be separately concluded through consultation by both Parties.

14.2	This Agreement is in four (4) copies with each Party holding two (2) copies.

ARTICLE 15 VALIDITY

This Agreement shall become effective when this Agreement is signed and sealed by both Parties and Party A receives the initial lease premium from Party B.

Party A (Seal): _____________________________
Authorized Representative：__________________

Party B (Seal): _____________________________
Authorized Representative: ___________________

Date: _____________

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